EXHIBIT 23.7

WILLIAMS & WEBSTER, P.S.
Certified Public Accountants
601 West Riverside
Suite 1940
Spokane, Washington 99201-0611
(509) 838-8111
FAX (509) 624-5001

Board of Directors
Aberdene Mines Limited
Vancouver, B.C. CANADA

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our reports dated May 3, 2001, August 7, 2000 and June 15, 2000 on the financial statements of Aberdene Mines Limited as of March 31, 2001, June 30, 2000 and March 31, 2000 and the periods then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-5 Registration Statement filed with the Securities and Exchange Comission.

/s/ Williams & Webster P.S.
Williams & Webster, P.S.
Spokane, Washington

July 26, 2001